Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

December 15, 2014

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, NJ 07417-1880

RE:	Becton, Dickinson and Company
$ 750,000,000 Floating Rate Notes due June 15, 2016
$ 1,250,000,000 1.800% Senior Notes due December 15, 2017
$ 1,250,000,000 2.675% Senior Notes due December 15, 2019
$ 1,750,000,000 3.734% Senior Notes due December 15, 2024
$ 1,200,000,000 4.685% Senior Notes due December 15, 2044

Ladies and Gentlemen:

We have acted as special counsel to Becton, Dickinson and Company, a New Jersey corporation (the “Company”), in connection with the public offering of its (i) Floating Rate Notes due June 15, 2016 in an aggregate amount of $750,000,000, (ii) 1.800% Notes due December 15, 2017 in an aggregate principal amount of $1,250,000,000, (iii) 2.675% Notes due December 15, 2019 in an aggregate principal amount of $1,250,000,000, (iv) 3.734% Notes due December 15, 2024 in an aggregate principal amount of $1,750,000,000 and (v) 4.685% Notes due December 15, 2044 in an aggregate principal amount of $1,200,000,000 (collectively referred to herein as the “Securities”) to be issued under the Indenture, dated as of March 1, 1997 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to JP Morgan Chase Bank), as trustee (the “Trustee”). On December 4, 2014, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities.

Becton, Dickinson and Company

December 15, 2014

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i) the registration statement on Form S-3 (File No. 333-183059) of the Company relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on August 3, 2012 under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(ii) the global certificates evidencing the Securities (the “Note Certificates”) in the form delivered by the Company to the Trustee for authentication and delivery;

(iii) an executed copy of the Indenture;

(iv) an executed copy of the Underwriting Agreement;

(v) a copy of a certificate of Vincent A. Forlenza, Chairman, Chief Executive Officer and President of the Company and Christopher R. Reidy, Chief Financial Officer and Vice President of Administration of the Company, dated the date hereof, as certified by Gary DeFazio, the Vice President, Corporate Secretary and Associate General Counsel of the Company; and

(vi) an executed copy of the pricing certificate of Vincent A. Forlenza, Chairman, Chief Executive Officer and President of the Company and Christopher R. Reidy, Chief Financial Officer and Executive Vice President of Administration of the Company, dated December 4, 2014.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

Becton, Dickinson and Company

December 15, 2014

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York, and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion as to the effect of any non-Opined on Law on the opinions stated herein.

The Indenture and the Note Certificates are referred to herein collectively as the “Transaction Agreements.”

Based upon the foregoing and subject to the qualifications and assumptions herein, we are of the opinion that when the Note Certificates are duly authenticated by the Trustee and issued and delivered by the Company against payment and transfer in accordance with the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a) the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) except to the extent expressly stated in the opinions contained herein with respect to the Company, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to any of the Transaction Agreements with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to any of the Transaction Agreements;

Becton, Dickinson and Company

December 15, 2014

(c) except to the extent expressly stated in the opinions contained herein with respect to the Company, we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates; and

(d) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality.

In addition, in rendering the foregoing opinions we have assumed that:

(a) the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Agreements;

(b) the Company has the corporate power and authority to execute, deliver and perform all of its obligations under each of the Transaction Agreements;

(c) each of the Transaction Agreements has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

(d) neither the execution and delivery by the Company of the Transaction Agreements nor the consummation by the Company of the transactions contemplated thereby, including the issuance and sale of the Securities: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iii) violates or will violate any law, rule or regulation to

Becton, Dickinson and Company

December 15, 2014

which the Company or its property is subject or (iv) requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(e) in rendering the opinion set forth herein, we have assumed that the Trustee’s certificates of authentication of the Note Certificates will have been manually signed by one of the Trustee’s authorized officers.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Validity of Notes” in the prospectus supplement dated December 4, 2014 and filed with the Commission. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP